Exhibit 99.1

Investor and Media Contact:

Stacie D. Byars

206.660.2588

sdbyars@comcast.net

TARGETED GENETICS CORPORATION REPORTS FOURTH QUARTER AND YEAR-END 2008 FINANCIAL RESULTS

— Conference Call Today at 5:00 p.m. ET —

Seattle, WA – March 31, 2009 – Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the fourth quarter and year ended December 31, 2008. The Company will hold a conference call with analysts and investors to discuss its financial and business results at 5:00 p.m. ET today.

For the fourth quarter of 2008, the Company reported a net loss of $10.8 million, or $0.54 per common share, compared to a net loss of $5.1 million, or $0.26 per common share, for the fourth quarter of 2007. For the year ended December 31, 2008, the Company reported a net loss of $20.7 million, or $1.04 per common share, compared to $16.1 million, or $0.98 per common share, for the year ended December 31, 2007. The increase in net loss for the fourth quarter and year ended December 31, 2008 reflects a $7.9 million non-cash goodwill impairment charge. Per share results for 2007 reflect the issuance of 2.2 million shares in January 2007 and 6.7 million shares in June 2007.

The Company’s goodwill balance originated with the acquisition of Genovo, Inc. in 2000. The continuing decline in the Company’s market capitalization at the end of the quarter and the restructuring the Company implemented in the fourth quarter to realign its product development priorities triggered a requirement under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” to perform an interim goodwill impairment test. This impairment test resulted in the write off of all of the Company’s goodwill and generated a $7.9 million non-cash loss on impairment of goodwill, which in turn resulted in a negative balance in shareholders’ equity.

Revenue for the fourth quarter of 2008 was $2.2 million, compared to $3.2 million for the same quarter in the prior year, and was $8.7 million for the full year 2008, compared to $10.3 million for the prior year. Revenue for both the fourth quarter and the full year 2008 consisted primarily of research and development and manufacturing revenue earned under the Company’s heart failure collaboration with Celladon Corporation and, to a lesser extent, from the Company’s HIV/AIDS vaccine project in collaboration with Children’s Hospital of Philadelphia (“CHOP”) and Nationwide Children’s Hospital (“NCH”), which is funded by the National Institutes of Health’s National Institute of Allergy and Infectious Disease (“NIAID”). Revenue for both the fourth quarter and the full year 2007 consisted primarily of research and development revenue earned under the NIAID-funded HIV/AIDS vaccine project. Full year 2007 revenue also included revenue generated by the Company’s heart failure collaboration with Celladon and licensing revenue resulting primarily from a milestone payment received from Amsterdam Molecular Therapeutics, B.V.

Research and development expenses decreased to $3.9 million for the fourth quarter of 2008 from $4.9 million for the fourth quarter of 2007, and decreased to $15.2 million for the full year 2008 from $17.7 million for the prior year. Decreases for both periods were due primarily to lower clinical trial costs for the Company’s inflammatory arthritis program resulting from the completion of the clinical trial for this program. This decrease was partially offset by increased activity in the Celladon heart failure program during 2008.

General and administrative expenses decreased to $957,000 for the fourth quarter of 2008 from $2.2 million for the fourth quarter of 2007, and decreased to $5.8 million for the full year 2008 from $7.0 million for the prior year. The decreases for both periods reflect decreased employee costs, including lower executive compensation expense, no 2008 bonus expense and lower overall compensation expense as a result of the November 2008 reduction in force implemented in parallel with the realignment of the Company’s product development priorities. Additionally, the Company incurred lower shareholder meeting-related costs, lower patent-related expenses and lower stock-based compensation charges in 2008.

The Company’s cash balance was $5.2 million at December 31, 2008, compared to $16.4 million at December 31, 2007. This decrease primarily reflects the Company’s net loss from operations. The Company believes that its current resources, combined with the revenue it expects to receive from its collaborative partners and grant funding, are sufficient to fund operations only through the second quarter of 2009. As reported in November 2008, the Company realigned its product development priorities and narrowed its product development activities to three programs in response to the Company’s short cash horizon and the progressive deterioration of the capital markets. The Company also implemented significant cost reductions, including reductions in staffing levels, salary reductions for its most senior executives, reductions in its intellectual property portfolio, curtailment of capital expenditures and other cost reductions. The resignation of the Company’s chief executive officer and chief scientific officer in the fourth quarter of 2008 further reduced the Company’s payroll expenses. The Company has also discontinued rent payments on its Bothell facility and is seeking to negotiate a settlement of its remaining obligations on the lease.

“Our goal is to direct our resources to continuing to create value while balancing the capabilities and resources currently available to us and our collaborators,” said B. G. Susan Robinson, president and chief executive officer of Targeted Genetics. “In the fourth quarter, we took aggressive steps to realign our product development priorities to enable us to continue to apply our substantial AAV expertise and technology to the programs we believe offer the most promise, while simultaneously reducing our expense profile and pursuing transactions to fund our operations both in the near term and over the long term. Though the capital markets remain difficult, we are working diligently to capitalize on our manufacturing, intellectual property and program assets.”

The Company’s development efforts currently are focused on:

•

a clinical-stage AAV-based product candidate for the treatment of Leber’s congenital amaurosis developed in collaboration with Robin Ali, Ph.D. at the University College London/Moorfields Eye Hospital;

•	a preclinical AAV-based Huntington’s disease product candidate under development with Beverly Davidson, Ph.D. at the University of Iowa; and

•

a preclinical small molecule-based product candidate to treat amyotrophic lateral sclerosis under development with John Engelhardt, Ph.D. at the University of Iowa and funded by a grant from the U.S. Department of Defense.

In the fourth quarter of 2008 and first quarter of 2009, the Company also:

•

renegotiated its development and manufacturing collaboration with Celladon in support of development and clinical testing of AAV-based gene therapies for the treatment of congestive heart failure, including agreeing to a manufacturing technology transfer to contract manufacturers and a new milestone payment and royalty structure covering potential development and commercialization of product candidates covered by a new license agreement;

•

maintained its collaboration with the NIAID, CHOP and NCH into early 2009 to support the initiation of clinical trials by these collaborators of an AAV-based HIV-vaccine product candidate, and initiated activities to wind down its portion of the development efforts and terminate its involvement in this program;

•

realigned the Company’s intellectual property portfolio to focus on current product development priorities, including returning rights under licenses and/or ceasing prosecution of patents that are not specific to current development program efforts; and

•

suspended self-funded efforts to advance the Company’s inflammatory arthritis product candidate, tgAAC94, as continued development of this product candidate is expected to require a partner that has the resources to take the product into phase II development and, if successful, onto commercialization.

Because of the negative shareholders equity balance resulting from the goodwill impairment charge, the Company no longer meets the minimum of $2.5 million in shareholders equity required for continued listing on the NASDAQ Capital Market. In addition, the Company’s common stock has traded below the NASDAQ Capital Market’s minimum bid price of $1.00 since April 2, 2008, and the market value of the Company’s publicly held shares (public float) does not meet the NASDAQ minimum of $1 million. The NASDAQ Stock Market has suspended the minimum bid price and public float requirements until at least July 20, 2009, but to date has not suspended or waived the shareholders equity requirement. As a result, the Company expects that the NASDAQ staff will notify the Company that its securities will be delisted. The Company may appeal a delisting notification, if received, but the Company can offer no reassurance as to the outcome of any appeal it may choose to pursue.

The Company’s consolidated financial statements for the year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed today with the Securities and Exchange Commission, are accompanied by an unqualified audit opinion from the Company’s independent registered public accounting firm, Ernst & Young LLP. The opinion has been modified, however, to include a statement that the Company has incurred recurring losses and negative cash flows from operations that, due to its limited working capital, raise substantial doubt about its ability to continue as a going concern.

Conference Call and Webcast Information

The Company will host a conference call reviewing financial and business results today beginning at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. You may access the live webcast via the “Events” section found on the homepage of the Company’s website at www.targetedgenetics.com or via telephone at 800.866.5341 (domestic) or 303.262.2143 (international).

Replay Access

Webcast replay will be available for approximately 30 days at www.targetedgenetics.com; telephone replay will be available following Wednesday’s call at approximately 5:00 p.m. PT through 11:59 p.m. PT, Friday, May 1, 2009, by calling 800.405.2236 (domestic) or 303.590.3000 (international); pass code 11128979#.

About Targeted Genetics Corporation

Targeted Genetics Corporation is a biotechnology company committed to the development of innovative therapies for the prevention and treatment of diseases with significant unmet medical need. A key area of focus for Targeted Genetics is applying its proprietary adeno-associated virus (AAV) technology platform to deliver genetic constructs to increase gene function or silence gene function. Targeted Genetics’ lead product development efforts target ocular and neurological indications, two therapeutic areas where AAV delivery may have competitive advantages over other therapeutic modalities. To learn more about Targeted Genetics, visit its website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements regarding the Company’s liquidity and financial resources, its ability to fund ongoing and future operations, and its business, product development and manufacturing capabilities and strategies, including statements regarding the Company’s ability to continue its operations, raise capital or secure other financial resources in the near term, the extent of the Company’s cash horizon, the nature of the Company’s and its collaborators’ research and development and manufacturing programs and the potential impact of the results of such programs on the Company’s operations, the Company’s ability to monetize assets and other statements about the Company’s plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those expected or implied by the forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that the Company will run out of cash earlier than expected, the risk that the Company will not be able to raise capital or secure other financial resources in the very near term, the risk that payments anticipated by the Company under its collaboration agreements, contracts and/or grant will not be earned or received when expected or at all or that such agreements, contracts or grant will be terminated, the risk that the Company will not be able to maintain its listing on the NASDAQ Capital Market, the risk that the Company’s research and development programs will not be successful or will be delayed or terminated, the risk that the Company will not successfully transfer its manufacturing processes and know-how to a third party contract manufacturing organization, and the risk that the Company will not be able to sell or otherwise monetize its assets, as well as other risk factors described in the section entitled “Item 1A. Risk Factors” in Part I of the Company’s Form 10-K for the period ended December 31, 2008, filed with the Securities and Exchange Commission on March 31, 2009. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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TARGETED GENETICS CORPORATION

(in thousands, except per share information)

	December 31,		December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Statement of Operations Information:
Revenue:
Collaborative agreements	$2,140	$3,120	$8,618	$9,732
Licensing revenue	100	100	100	600

Total revenue	2,240	3,220	8,718	10,332
Operating expenses:
Research & development	3,889	4,869	15,183	17,709
General & administrative	957	2,208	5,822	7,029
Restructure charges	357	1,339	954	2,148
Goodwill impairment charge	7,926	—	7,926	—

Total expenses	13,129	8,416	29,885	26,886

Loss from operations	(10,889)	(5,196)	(21,167)	(16,554)
Investment income	28	123	279	428
Other income	12	—	91	—
Interest expense	—	—	—	(1)
Gain on debt restructure	—	—	77	—

Net loss	$(10,849)	$(5,073)	$(20,720)	$(16,127)

Net loss per common share	$(0.54)	$(0.26)	$(1.04)	$(0.98)

Shares used in computation of net loss per common share	20,100	19,814	19,954	16,504

TARGETED GENETICS CORPORATION

(in thousands)

	December 31, 2008	December 31, 2007
	(unaudited)
Balance Sheet Information:
Cash and cash equivalents	$5,216	$16,442
Other current assets	449	2,854
Property and equipment, net	1,285	1,052
Other assets	200	8,126

Total assets	$7,150	$28,474

Current liabilities	$3,986	$4,657
Long-term obligations and other liabilities	6,936	7,577
Shareholders’ equity	(3,772)	16,240

Total liabilities and shareholders’ equity	$7,150	$28,474